Exhibit 10.5

AGREEMENT

This Agreement dated as of April 5, 2005 (this “Agreement”) is made and entered into by and between U.S. Concrete, Inc., a Delaware corporation (the “Company”), and Gary Konnie (“Participant”).

PRELIMINARY STATEMENT

Under the 1999 Incentive Plan of U.S. Concrete, Inc. (the “Incentive Plan”), the Company has granted to Participant the Stock Awards (as defined in the Incentive Plan) set forth in the attached Exhibit A (each such Stock Award, a “Participant Award”). Exhibit A sets forth for each Participant Award the number of shares of the common stock, par value $0.001 per share, of the Company (“Common Stock”) subject to that Participant Award (the “Awarded Shares”) and, if those shares constitute Restricted Stock (as defined in the Incentive Plan), the vesting schedule applicable to those shares.

As used in this Agreement, “Award Agreement” means any award agreement to which the Company is a party that relates to any of the Awarded Shares.

The premises on which the Company granted Participant the Participant Awards were based on an administrative oversight in that a portion of each Participant Award exceeded the maximum number of shares of Common Stock available for award to a single participant in any year under the Incentive Plan in the form of a Stock Award.

The Incentive Plan permits the Committee (as defined in the Incentive Plan) to amend or modify each Participant Award in any manner that is consented to in writing by Participant.

At the 2005 annual meeting of stockholders of the Company (the “2005 Annual Meeting”), the Company will request that its stockholders approve a proposed amendment to the Incentive Plan, to be effective as of April 1, 2001, to, among other things, increase the number of shares of Common Stock that may be granted in the form of Stock Awards to any individual in any year from 10,000 shares to 100,000 shares (the “Proposal”). The Committee has indicated that, following the 2005 Annual Meeting, if the stockholders approve the Proposal at the 2005 Annual Meeting, the Committee currently intends to ratify the grant of the Participant Awards and any and all associated Award Agreements (such Committee action, the “Ratification”).

The parties hereto have concluded that it is in their respective best interests that: (1) pending the stockholder vote on the Proposal at the 2005 Annual Meeting, Participant will enter into the lockup arrangements and other restrictions this Agreement provides; and (2) if the stockholders of the Company do not approve the Proposal at the 2005 Annual Meeting, (a) each Participant Award will be amended by this Agreement, effective as of the adjournment of the 2005 Annual Meeting, to reduce the total number of Awarded Shares subject thereto to 10,000 and (b) pursuant to that amendment, Participant will return to the Company, and the Company will cancel, the number of Rescission Shares (as defined below) subject to that Participant Award.

NOW, THEREFORE, in consideration of the premises and agreements this Agreement contains and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the undersigned hereby agree as follows:

1. Lockup Agreement and Other Restrictions and Limitations. Until the occurrence of both the requisite stockholder vote approving the Proposal at the 2005 Annual Meeting (in accordance with the Company’s Bylaws, as currently in effect) and the Ratification, Participant: (a) will not, directly or indirectly, (i) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any of the Rescission Shares or (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Rescission Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise; (b) will not be entitled to vote any of the Rescission Shares on any matter that may be submitted to a vote of the Company’s stockholders; and (c) will not be entitled to receive any dividends on, or any distribution with respect to, any of the Rescission Shares. In furtherance of the foregoing, the Company and its transfer agent, American Stock Transfer & Trust Company, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Section 1. To the extent any of the Rescission Shares are represented by one or more stock certificates, Participant will, as soon as practicable following his execution and delivery of this Agreement, deliver those stock certificates, duly endorsed for transfer to the Company under Section 2 hereof, or accompanied by a duly executed stock power, to the Company. If the Ratification occurs, the Company will promptly return those stock certificates to Participant. To the extent that the issuance of any of the Rescission Shares is evidenced by book entry pursuant to records maintained by or at the direction of American Stock Transfer & Trust Company, Participant hereby irrevocably authorizes the Company to direct American Stock Transfer & Trust Company to make or cause to be effected appropriate book entries to return those Rescission Shares to the Company under Section 2 hereof.

2. Amendment of Participant Awards; Return of Rescission Shares. If the Company does not receive the requisite stockholder vote to approve the Proposal at the 2005 Annual Meeting (in accordance with the Company’s Bylaws, as currently in effect), then, effective as of the adjournment of the 2005 Annual Meeting: (a) each Participant Award will be amended to reduce the total number of Awarded Shares subject thereto to 10,000; (b) the issuance of the shares Exhibit A specifies as “Rescission Shares” subject to any of the Participant Awards (collectively, the “Rescission Shares”) will be rescinded and the Rescission Shares will cease to be outstanding for any and all purposes; (c) each Award Agreement, if any, relating to each Participant Award will be deemed amended to reflect the reduction in accordance with this Section 2 of the number of Awarded Shares subject thereto; (d) the certificates, if any, representing any of the Rescission Shares will be transferred to the Company and cancelled; and (e) at the direction of the Company, American Stock Transfer & Trust Company will make the book entries necessary to reflect the rescission of the issuance of any Rescission Shares not represented by certificates. If the Rescission Shares are rescinded as provided in the first sentence of this Section 2, then the Company, through the Committee, intends to provide other compensation to the Participant to replace the Rescission Shares.

3. Releases. Participant (a) permanently waives any rights he may have under any Award Agreement or any other agreement relating to the Rescission Shares and (b) unconditionally and irrevocably releases and forever discharges, to the fullest extent permitted by applicable law, the Company and each of its officers, directors, employees, agents, affiliates, representatives and counsel (collectively, the “Released Parties”) from any and all debts, liabilities, obligations, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever (collectively, “Claims”) against the Released Parties, or any of them, that arise out of or are based on any act or failure to act (including any act or failure to act that constitutes ordinary or gross negligence or reckless or willful, wanton misconduct), misrepresentation, omission, transaction, fact, event or other matter relating to the original grant of any Participant Award (including any inducement to enter into or remain in the employment of the Company or any of its subsidiaries), the amendment of any Participant Award, or any past, present or future breach or alleged breach of any Award Agreement relating to the Rescission Shares (whether based on any right of action at law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued). Participant further agrees not to file or bring any litigation or institute any other proceeding before any court or other governmental authority or arbitrator on the basis of or respecting any Claim concerning any of the foregoing matters against any Released Party.

4. Representations and Warranties of Participant. Participant represents and warrants to the Company as follows:

(a) Authority. Participant has the legal capacity and all requisite power and authority to enter into this Agreement and to consummate the agreements and release contemplated hereby. Participant: (i) acknowledges that he fully comprehends and understands all the terms of this Agreement and their legal effects; and (ii) expressly represents and warrants that (A) he has executed this Agreement voluntarily and without reliance on any statement or representation of the Company or any of its representatives and (B) he had the opportunity to consult with an attorney of his choice regarding this Agreement.

(b) Enforceability. This Agreement has been executed and delivered by Participant and constitutes his legal, valid and binding obligation, enforceable against him in accordance with the terms hereof, except as that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

5. Entire Agreement; Successors and Assigns; Amendments and Waivers. This Agreement is intended by the parties hereto as a final expression of their agreement and a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter to which this Agreement relates. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter. This Agreement shall be binding on each of the parties hereto, and their respective heirs, executors, administrators, successors and assigns, and shall inure to the benefit of Participant and the Company and each of the other Released Parties, and their respective heirs, executors, administrators, successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer on any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The provisions of this Agreement may not be amended, modified or supplemented except by an instrument in writing signed by each of the parties hereto. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by any party of the breach of any term or condition contained in this Agreement in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any breach, or a waiver of the breach of any other term or condition contained herein.

6. Further Assurances. From and after the date of this Agreement, each party hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary under applicable laws, and execute and deliver such documents and other papers as may be required to carry out the provisions of this Agreement, and to consummate, perform and make effective the agreements and release contemplated hereby.

7. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of any of the provisions hereof.

8. Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

9. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without regard to any conflicts of law provisions thereof that would cause the laws of any other jurisdiction to apply.

10. Severability. If any provision of this Agreement is invalid, illegal or unenforceable, that provision will, to the extent possible, be modified in such manner as to be valid, legal and enforceable, but so as to most nearly retain the intent of the parties hereto as expressed herein; and if such a modification is not possible, that provision will be severed from this Agreement; and in either case, the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

/s/ Gary J. Konnie
PARTICIPANT

U.S. CONCRETE, INC.

/s/ Vincent D. Foster
Vincent D. Foster
Chairman of the Board of Directors

Exhibit A

Awarded Shares

Date of Award	Number of Shares	Rescission Shares	Vesting Schedule Prior to and After Rescission
November 11, 2004	25,000	15,000	Prior to Rescission: Four annual increments on November 1, 2005, 2006, 2007 and 2008. After Rescission: 6,250 shares will vest on November 1, 2005 and 3,750 shares will vest on November 1, 2006.